Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made and entered into as of the date of last signature below (the “Effective Date”) by and between TherapeuticsMD, Inc., a Nevada corporation, with a principal address of 951 Yamato Road, Suite 220, Boca Raton, FL 33431 (“TherapeuticsMD”), and Essex Woodlands Health Ventures UK Ltd, a UK corporation, with a place of business at Berkeley Square House, London W1J 6BR (the “Company”). Each of TherapeuticsMD and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Parties intend to engage in discussions for the purpose (the “Purpose”) of allowing Disclosing Party and Receiving Party to negotiate, evaluate and consummate a potential consensual business collaboration or transaction involving the Parties or their respective affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Act”)) (a “Transaction”);

WHEREAS, in connection with these discussions, it is anticipated that the Receiving Party may learn certain proprietary and confidential information regarding the Disclosing Party;

WHEREAS, the Parties acknowledge the confidential and proprietary nature of the materials to be furnished; and

WHEREAS, the Disclosing Party is willing to provide such confidential and proprietary information to the Receiving Party provided that the Receiving Party agrees to hold and keep such information as confidential and to not use such information for any purpose other than the Purpose.

Covenants

NOW THEREFORE, for and in consideration of the Purpose, mutual promises and covenants set forth herein and in order to assure the confidential status of certain information which may be disclosed, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties agree as follows:

1.	Definitions.

(a) “Affiliates” shall mean with respect to a Party to this Agreement, any person in which such party directly or indirectly owns, controls, is controlled by or under common control with, such party. For the purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a person, or the right to receive over fifty percent (50%) of the profits or earnings of a person, the right to appoint a majority of the board of directors or managers of a person, or the ability to control the decisions of a person.

(b) “Confidential Information” means any and all non-public scientific, technical, financial, or business information in whatever form (written, oral or visual) concerning the Disclosing Party, in each case that is possessed or obtained by the Disclosing Party and furnished to the Receiving Party, either directly or indirectly, or becomes known to the Receiving Party as a consequence of its relationship or access to the Disclosing Party. Confidential Information will include any such information which (a) the Disclosing Party has labeled in writing as confidential or proprietary, (b) is furnished orally or visually, or (c) is commonly regarded as confidential and/or proprietary in the life sciences industry, as well as all notes, analyses, compilations, studies, interpretation, or other documents prepared by Receiving Party or Authorized Third Parties of the Receiving Party, to the extent that they contain, reflect or are based upon, in whole or in part, such information or materials.

(c) “Disclosing Party” means TherapeuticsMD.

(d) ”Receiving Party” means the Company.

2.

Use and Treatment of Confidential Information. The Receiving Party agrees that it will use Confidential Information solely for the Purpose. All Confidential Information will be kept strictly confidential by the Receiving Party and Receiving Party will not disclose or otherwise transfer any Confidential Information to any person or entity or use any Confidential Information for any other purpose, without the Disclosing Party’s prior written consent, except (a) as expressly authorized by this Agreement, (b) as permitted by Section 3 or as necessary for the Receiving Party to enforce or defend its rights hereunder or (c) to the Receiving Party’s Affiliates and to the officers, managers, directors, employees, consultants, legal, tax, financial, accounting and other professional advisors, potential or actual financing sources (with the written consent of TherapeuticsMD), and other representatives (and, in each case, their respective counsel) of the Receiving Party or its Affiliates (collectively, to the extent that they receive Confidential Information, “Authorized Third Parties”) who require access to such information in furtherance of the Purpose and are informed of the confidential nature of such information. The Receiving Party will use at least the same standard of care as it uses to protect its own confidential information of a similar type (but in no event less than reasonable care) to ensure that its Authorized Third Parties do not disclose or make any unauthorized use of the Confidential Information in breach of this Agreement, and the Receiving Party shall be responsible for any breach of this Agreement by any of such Authorized Third Parties.

3.	Exceptions. The Receiving Party and its Authorized Third Parties will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)	is or later becomes generally available to the public through no fault of the Receiving Party in breach of the terms hereof;

(b)	is obtained from a third party who was not known by the Receiving Party to have a legal obligation to not disclose the same to the Receiving Party after reasonable inquiry;

(c)	the Receiving Party or its Authorized Third Parties already possess; or

(d)	is independently discovered or developed by the Receiving Party or its Authorized Third Parties without use of Confidential Information.

Notwithstanding the provisions of this Section 3, Receiving Party and any Authorized Third Party may disclose Transaction Information (as defined below) or Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is requested or required (by oral questions, interrogatories, requests for information in legal proceedings, subpoena, civil investigative demand or other similar process or by any governmental, regulatory or stock exchange authorities having jurisdiction or by a valid order of a court or other governmental body having jurisdiction) or is otherwise required by law or regulation, provided that, to the extent practicable and legally permissible, Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required or requested disclosure and shall obtain, or shall cooperate with Disclosing Party’s efforts to obtain, at Disclosing Party’s sole expense, a protective order requiring that the Transaction Information or Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, or to obtain other confidential treatment of such Transaction Information or Confidential Information.

4.	No Representations. The Disclosing Party and its representatives make no representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.

This Agreement does not create a joint venture, partnership, or employee-employer relationship between the Parties, nor an obligation to buy or sell products or services, or to enter into or negotiate any other business relationship.

5.

No License. Nothing in this Agreement shall be construed as granting the Receiving Party whether expressly, by implication, estoppel, or otherwise, any license or other right (except as expressly set forth herein) to any Confidential Information received from the Disclosing Party, or to any patent, trademark, or copyright now or hereafter owned or controlled by the Disclosing Party.

6.

Return or Destruction of Confidential Information. All Confidential Information in tangible form of expression which has been disclosed to or thereafter created, whether by copy or reproduction, by the Receiving Party shall be and remain the property of the Disclosing Party. Upon receipt of a written request from the Disclosing Party, the Receiving Party shall destroy or return all Confidential Information (regardless of the form in which such information was disclosed), including all compilations, copies, notes, summaries or abstracts of such Confidential Information, and shall erase from computer storage (including all related or peripheral storage devices) any and all images, compilations, copies, summaries or abstracts of such Confidential Information. Notwithstanding the foregoing, a copy of the Confidential Information may be retained in a secure location for the purpose of monitoring the obligations under this Agreement. Receiving Party and its Authorized Third Parties may also retain back-up copies of Confidential Information stored securely by Receiving Party and its Authorized Third Parties made in accordance with industry standard electronic document backup policies, any record retention requirements mandated by law or any other bona fide record retention policies.

7.

Additional Limits on Use. Receiving Party shall not use the Confidential Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States. Receiving Party will take all reasonably appropriate steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Receiving Party shall promptly notify Disclosing Party in the event of any loss or unauthorized use or disclosure of any of the Confidential Information to which the Receiving Party becomes aware.

Each Party shall keep confidential, and shall not disclose to any third party (other than to its Authorized Third Parties in accordance herewith or in accordance with Section 3), the fact that Confidential Information has been disclosed by the Disclosing Party to the Receiving Party in connection with the Purpose, the existence of the Parties’ discussions relating to the Purpose and the content of such discussions (collectively, “Transaction Information”).

8.

Remedies. In the event the Receiving Party or any Authorized Third Parties disseminates or releases any Confidential Information except as provided above, such disclosure, dissemination or release will be deemed a breach of this Agreement and the Disclosing Party may demand prompt return or destruction of all Confidential Information previously provided to Receiving Party or Authorized Third Parties in accordance with Section 6. Each Party is responsible for any breach of this Agreement by any Authorized Third Parties. Each of the Parties agrees that, because of the unique nature of the Confidential Information, the other Party may suffer irreparable damage in the event of a breach of this Agreement. Accordingly, each Party expressly agrees that the other Party shall be entitled to seek injunctive and/or other equitable relief, including, but not limited to, specific performance, and hereby waives the right to any bond in connection therewith. The provisions of this paragraph are in addition to any other legal right or remedies the Parties may have under federal or state law.

9.

Term. This Agreement shall terminate upon the earlier of (a) three (3) years from the Effective Date and (b) the consummation of a Transaction. Each Party may terminate the Purpose and the Parties’ discussions relating thereto at any time and for any reason.

10.

Securities Laws. Company acknowledges that it is aware, and hereby agrees to advise any Authorized Third Parties to whom Confidential Information of TherapeuticsMD is disclosed, that the TherapeuticsMD Confidential Information may include material non-public information and that the United States securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person when it is reasonably foreseeable that such person is likely to trade in such securities.

11.

Restricted Employees. For a period of one (1) year from the Effective Date, the Company will not, and will cause its Affiliates not to, solicit for employment or hire (a) any director or officer of TherapeuticsMD or any of its Affiliates or (b) any employee of TherapeuticsMD or any of its Affiliates who became known to the Company in connection with this Agreement (any such person in the foregoing clause (a) or (b), a “Restricted Employee”); provided, however, that the Company and its Affiliates shall not be precluded from (w) hiring a Restricted Employee who initiates discussions regarding such employment without any direct or indirect solicitation by the Company or its Representatives, (x) hiring a Restricted Employee who responds to any general public advertisement placed by the Company or its Affiliates (including through a search firm), provided that such advertisement is not specifically directed to the officers, directors or employees of TherapeuticsMD or any of its Affiliates (and, for the avoidance of doubt, any advertisement that is not so specifically targeted at such persons shall not constitute a prohibited solicitation under this Section 11), (y) soliciting or hiring a Restricted Employee who is no longer employed by or associated with TherapeuticsMD or any of its Affiliates and whom neither the Company nor any of its Affiliates directly or indirectly solicited prior to the termination of such person’s employment or association with TherapeuticsMD, or (z) hiring a Restricted Employee who the Company or its Affiliates directly solicited prior to the Effective Date for the same or a substantially similar position as the position for which such Restricted Employee is ultimately hired.

12.	Standstill Period.

(a)

Company agrees that, for a period of one (1) year from the Effective Date (the “Standstill Period”), it and/or its controlled Affiliates will not, and it and/or its controlled Affiliates will not direct any other person to, or consent to any other person doing on its behalf, unless requested or consented to by TherapeuticsMD or the Board of Directors of TherapeuticsMD, directly or indirectly (i) purchase or otherwise acquire or attempt to purchase or otherwise acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) all or substantially all assets of TherapeuticsMD or any of its Affiliates or any equity or debt securities of TherapeuticsMD or any of its Affiliates (including, without limitation, pursuant to any tender or exchange offer), any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, or form, join, or in any way participate in a “group” (as such term is used under the Act) with respect thereto (it being understood that the acquisition of any securities includes the acquisition of beneficial ownership (as such term is defined under the Act) thereof), (ii) propose or seek, or assist, advise, or encourage any other person or persons to propose or seek, directly or indirectly, (A) any merger, consolidation, recapitalization, restructuring, liquidation, or other extraordinary transaction with respect to TherapeuticsMD, or any of its Affiliates, or any of its or their respective assets or securities, or (B) any solicitation of proxies or consents with respect to any securities of TherapeuticsMD, (iii) publicly propose or seek to influence or control the Board of Directors, management, or policies of TherapeuticsMD or any of its successors; (iv) make any public disclosure, or take any action that would require TherapeuticsMD or any of its successors to make any public disclosure, with regard to any of the foregoing actions; or (v) knowingly enter into discussions or arrangements with any third party with respect to any of the foregoing actions. Company also agrees during such period not to take any action that it reasonably believes might require TherapeuticsMD to make a public announcement regarding the possibility of any of the matters set forth in clauses (i) through (iv) of the preceding sentence. For the avoidance of doubt, nothing contained in this Section 12(a) shall prohibit Company or its Affiliates from initiating private discussion with, and submitting confidential private proposals to, TherapeuticsMD or its Authorized Third Parties (including the Board of Directors and management of TherapeuticsMD) so long as such discussions or proposals would not reasonably be expected to require public disclosure.

(b)

Company represents to TherapeuticsMD that neither it nor, to its knowledge, any of its Affiliates, has ownership, including, without limitation, “beneficial ownership” (within the meaning of Rule 13d-3 under the Act) of any securities of TherapeuticsMD.

(c)

Nothing in this Section 12 shall limit each Party’s ability to discuss a transaction with its Authorized Third Parties as otherwise expressly permitted hereunder or to evaluate, discuss, negotiate, consummate and implement a transaction with the other Party as otherwise expressly permitted hereunder. The restrictions in this Section 12 shall be inoperative and of no force or effect if any other person or “group” (as defined above) shall acquire, or enter into a definitive written agreement to acquire, directly or indirectly, more than 50% of the outstanding voting securities of the Disclosing Party.

13.	Entire Agreement. This Agreement contains the entire agreement of the Parties as of the date hereof, and supersedes all prior understandings and agreements of the Parties.

14.

Assignment and Binding Effect. This Agreement may not be assigned, by operation of law or otherwise, by either Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and assigns.

15.

Amendment, Modification or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, and conditions hereof may be waived, only by written instrument executed by the Parties hereto. Failure to insist upon strict compliance with any provisions(s) hereof shall not be deemed a waiver of such provision(s) hereof or any other provision hereof.

16.	Drafting. The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting of this Agreement.

17.

Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware (without regard to conflicts of laws principles). The state or federal courts sitting in or for the state of Delaware shall have exclusive jurisdiction over all matters pertaining to this Agreement. The Parties irrevocably waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts sitting in or for the state of Delaware, and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby knowingly, voluntarily and intentionally waives any right that it may have to a trial by jury in respect of all matters pertaining to this Agreement.

18.

Severability. The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not invalidate or render unenforceable any other provisions hereof, and the Agreement shall be construed, omitting such invalid or unenforceable provision or provisions, so as to accomplish the purposes hereof.

19.	Headings. All descriptive headings in this Agreement are for convenience of reference only, and do not constitute a part of this Agreement.

20.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same document.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

THERAPEUTICSMD, INC.	ESSEX WOODLANDS HEALTH VENTURES UK LTD

By: /s/ Marlan Walker	By: /s/ Evis Huresever

Title: General Counsel	Title: Managing Director

Dated: 1/27/2022	Dated: 25 January 2022